Exhibit 10.20

AGREEMENT FOR LOGISTICS SERVICES

This Agreement for Logistics Services (this “Agreement”), executed as of this 30th day of June, 2005, is made by and between MWI Veterinary Supply Co., located at 651 S. Stratford Drive, Suite 100, Meridian, ID 83642 (“MWI”), and Medical Management International, Inc., dba Banfield, The Pet Hospital, located at 11815 NE Glenn Widing Drive, Portland, OR 97220 (“Banfield”).  The parties agree to the following:

1.                                      Logistics Fees.  Banfield and MWI have agreed upon the following logistics fees to be paid by Banfield for services performed by MWI in accordance with this Agreement (the “Logistics Fees” and each, a “Logistics Fee”).  The respective Logistics Fees will be payable in the circumstances described for each fee below.  The amount of each Logistics Fee as stated below is per **.  No more than one Logistics Fee will be payable on any **.

Order Type	Logistics Fee	Functions Performed by MWI

MWI Inventory	$**	Order processing; warehouse;
(order fulfilled from MWI-owned general inventory at MWI warehouse)		collection

Toll Warehouse	$**	Order processing; warehouse;
(order fulfilled from MWI-owned inventory stocked exclusively for Banfield at MWI warehouse)		collection

Consignment (**)	$**	Order processing; warehouse
(order fulfilled from inventory owned by Banfield or a third party, and held by MWI at an MWI warehouse)

Drop Shipments	$**	Order processing; collection
(order fulfilled by direct shipment from manufacturer or supplier to Banfield, with payment to MWI)

Pass-Through	$**	Order processing
(order fulfilled directly by manufacturer or supplier who bills and collects directly from Banfield)

Credits	$**	Order processing; warehouse;
(applies when Banfield returns products for reasons other than MWI mis-shipment or breach of MWI warranty)		collection

The Logistics Fees will be invoiced and paid in accordance with Section 3 below.  The Logistics Fees will not be subject to adjustment without the mutual written agreement of Banfield and MWI.  The above Logistic Fee pricing assumes that MWI will provide the applicable logistics functions, as set forth in the above schedule, for all existing Banfield practice-owned hospitals and any new practice-owned hospitals that will be opened during the term of this Agreement.  Such pricing also assumes that Banfield will make reasonable efforts to have Charter Practices utilize MWI for all such functions.  Orders by Banfield practice-owned and Charter

Practice hospitals will be entered via BanfieldDirect.com, Oracle I Procurement, or some other electronic means.  For purposes of this Agreement, “practice-owned” means those hospitals owned and operated directly by MMI or owned and operated by A Caring Doctor, P.C.; A Caring Doctor (Minnesota), P.A.; A Caring Doctor (New Jersey), P.C.; A Caring Doctor (North Carolina), P.C.; or A Caring Doctor (Texas), P.C.

2.                                      Opening Order Fees and Hospital Reset Fees.  There will be a $** fee for the special service requirements related to the initial order for the opening of a full-service hospital, and a $** fee for an order for a hospital reset or refurbishment with no additional Logistics Fees in either case.  However, when Banfield team members enter orders into BanfieldDirect.com or Oracle I Procurement and the orders do not require special staging in an MWI warehouse, then these special fees shall not apply to opening orders, resets and refurbishments and the regular Logistics Fees will apply.

3.                                      Payment Terms.  MWI will extend payment terms to Banfield of ** days from invoice date. When using the consolidated invoice download, the invoice date will be considered to be the date of the consolidated invoice weekly report.  Banfield may prepay for purchases by issuing a payment to MWI for approximately ** days of Banfield’s estimated purchases.  **.  Banfield and MWI will review and true up Banfield’s account once each month by an additional payment from Banfield if the prepayment was less than the actual invoice total and by a refund to Banfield if the prepayment exceeded the actual invoice total.  Banfield agrees to make all payments via electronic funds transfer.

4.                                      On-Site Training.  MWI will, at no cost to Banfield, provide ongoing training at the direction of Banfield’s Senior Director of Purchasing to Banfield team members regarding systems and procedures for hospital ordering and inventory management.

5.                                      Ordering.  MWI, to Banfield’s specifications, has developed and will continue to maintain, at MWI’s expense, the Internet based order entry system BanfieldDirect.com.  Banfield may use this system or Oracle I-procurement as its primary method of entering ** supply orders for its hospitals.  ** orders will be placed, at the direction of Banfield’s Purchasing team, ** each week for processing ** and shipment **, except in cases of holidays, when shipments can be ** of the week.

6.                                      Shipping Errors.  In the event that MWI makes a shipping error, i.e., shipping a product not ordered or shipping a quantity of product not as ordered, MWI will not charge Banfield for the logistics fee and applicable freight related to the incorrect shipment.  When a call is received from a hospital and it is determined that there has been a shipping error, MWI’s Banfield support team will re-enter an order to ship the correct product, and at that time will issue a credit to the hospital for the logistics fee and freight relating to the incorrect shipment, and will also issue a credit for the logistics fee and freight that will be assessed when the incorrect product is returned.

7.                                      Supply.  MWI realizes that Banfield relies upon MWI as Banfield’s sole-source distributor for most products and will therefore program its inventory system to stock the highest service level available for all products on the Banfield formulary.  Unless MWI and Banfield otherwise agree in writing, the “highest service level available” means, for each product listed in Exhibit A attached hereto (as such exhibit may be amended from time to time by mutual written agreement of MWI and Banfield) at each of MWI’s regional warehouses, a **-day supply based on Banfield’s estimated rolling average requirements for such product in such region over the coming ** months. Banfield will be provided prompt notification whenever any product listed in Exhibit A falls below a ** day supply at any warehouse and such deficiency is not cured within ** calendar days.  In addition MWI will stock a **-day supply of all ** products at all times, barring delivery problems from **.  Banfield branded items and other inventory items unique to Banfield will be segregated and maintained in a special Banfield “virtual warehouse” at each of MWI’s regional facilities where justified by usage and economics and be made available only to Banfield.

8.                                      Charter Hospitals.  MWI will offer its services and products to each Banfield Charter Practice hospital on the terms described in this Agreement and the Agreement for Product Purchases.  Banfield will use all reasonable efforts to encourage Charter hospitals to (1) order all of their products through MWI and (2) maintain confidentiality regarding terms on which MWI’s services are provided.  MWI will use all reasonable efforts to encourage Charter hospitals to utilize the BanfieldDirect.com ordering system or Oracle I–procurement rather than the MWIVET.com ordering system.

9.                                      Internet Reliability Report.  MWI will provide to Banfield, each month, an Internet reliability report showing total up-time and down-time as percentages on the days Banfield places orders (**), and listing of any problems that have occurred during the month which have resulted in customer inconvenience.

10.                               Term.  This Agreement shall be effective for an initial term of July 1, 2005 through June 30, 2008 (the “Initial Term”).  During the final 90 days of the Initial Term, MWI and Banfield will analyze the fiscal results of the prior three years and agree upon any revisions to the Logistics Fee pricing or other aspects of this Agreement (the “Review Period”).  During this time Banfield and MWI will discuss and assess options to reduce costs to Banfield.  If the parties reach agreement in writing upon any adjustments to pricing or other provision of this Agreement during the Review Period, then the term of this Agreement will continue for an additional 12 months from the end of the Initial Term.  If, before or during the first 30 days of the Review Period either party communicates a concern or required revision in writing and a resolution is not achieved to the mutual satisfaction of both parties during the Review Period, this Agreement shall terminate at the end of the Initial Term.  If no such communications are set forth in writing before or during the first 30 days of the Review Period, this Agreement will automatically renew for an additional 12 months from the end of the Initial Term.  This process will continue year after year, unless MWI and Banfield cannot reach agreement during any Review Period.

11.                               Termination.  Notwithstanding anything in Section 10 hereof, either party may terminate this Agreement at any time, whether during or after the Initial Term, with or without cause, provided that Banfield will give MWI at least one hundred fifty (150) days prior written notice if Banfield elects to terminate and MWI will give Banfield at least one hundred fifty (150) days prior written notice if MWI elects to terminate.  Upon termination of this Agreement, any and all rights and obligations of the parties under this Agreement will terminate, provided that all rights, obligations or liabilities accrued hereunder prior to termination, and all rights or obligations which by their nature or express duration extend beyond the termination of this Agreement, will survive termination and continue in effect indefinitely or for that express duration.

12.                               Confidential Information.  Except for any disclosure required by law, each party agrees to retain all confidential information received from the other party in confidence, not to disclose any such information to any other person, and not to use any such information for its own benefit, to the other party’s detriment or for any purpose other than in furtherance of this Agreement.  All information which either party and any of its agents receives at any time from the other party or any of its agents shall be deemed confidential and subject to the provisions of this Section 12, whether the information shall be received orally, in writing, visually, by inspection of documents, products or processes, by electronic transmission, or in any other form or manner, excepting only information which the recipient establishes was generally available to the public at the time of disclosure or subsequently became generally available to the public other than as a result, directly or indirectly, of disclosure by the recipient or its agents.  Information shall be confidential and shall be subject to this Section 12 whether or not it is marked or designated “confidential” at the time of disclosure.  Notwithstanding the provisions above, the recipient may disclose confidential information to its agents only to the limited extent necessary to carry out this Agreement and maintain the business relationship.  The recipient shall be fully responsible for any use or disclosure of confidential information by any of its agents in violation of this Section 12.

13.                               Force Majeure.  In the event MWI shall be unable or fail at any time to supply, or Banfield shall be unable or fail at any time to take and purchase, any product to be sold and purchased hereunder in consequence of fire, explosion, accident, earthquake, flood, drought, embargo, war (whether or not declared), riot, terrorist attack, governmental act, delay or failure of carriers, Acts of God, or any other contingency or delay or failure or cause beyond the control of the party affected, excluding economic conditions affecting either party, MWI shall not be liable to Banfield for failure to supply the product, nor shall Banfield be liable to MWI for failure to take or purchase the product, during the period of such disability or failure.

14.                               Notices.  Any notice or demand given by either party to the other shall be in writing and shall be sent by courier, certified mail, postage prepaid, return receipt requested, or fax, addressed as follows:

If to MWI:	651 S. Stratford Drive	If to Banfield:	11815 NE Glenn Widing Drive
	Suite 100		Portland, OR 97220
	Meridian, ID 83642		Attn: Senior Director of Purchasing
	Attn: Director, Banfield Accounts		Fax: 503-256-7636
Fax: 208-955-8999

With a copy to:	651 S. Stratford Drive	With a copy to:	Banfield, The Pet Hospital
	Suite 100		11815 NE Glenn Widing Drive
	Meridian, ID 83642		Portland, OR 97220
	Attn: President		Attn: Legal Counsel
	Fax: 208-955-8999		Fax: 503-256-7636

Notice sent by courier shall be deemed effective upon delivery.  Notice sent by certified mail shall be deemed effective on the third business day after its deposit in the U.S. mail.  Notice sent by fax shall be deemed effective upon machine confirmation of receipt.  Either party may by written notice change its address for purposes of this Agreement.

15.                               Entire Agreement, Modifications and Waiver.  This Agreement constitutes the entire agreement and understanding of the parties and supersedes any prior agreements and understandings between the parties with respect to the specific subject matter hereof.  This Agreement cannot be modified except in writing signed by both parties.  No waiver of any term or condition of this Agreement shall be deemed to be a waiver of any other provision hereof, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

16.                               Governing Law.  This Agreement shall be governed by, interpreted, construed, and the respective rights of the parties hereto determined and all claims and disputes, whether in tort, contract or otherwise, resolved according to the laws of the State of Oregon notwithstanding any conflict of law principles to the contrary.  Any proceeding initiated by MWI arising out of or in connection with this Agreement will be determined solely by a state or federal court in Multnomah County, Oregon, and any proceeding initiated by Banfield arising out of or in connection with this Agreement will be determined solely by a state or federal court located in Ada County, Idaho, and the parties consent to the jurisdiction and venue of those courts.

17.                               Successors and Assignment.  All of the terms and provisions of this Agreement will be binding on and inure to the benefit of the parties and their respective successors and assigns.  Neither party may assign, delegate or transfer to third parties its rights or obligations hereunder without the prior written consent of the other party.

18.                               Attorney Fees.  In the event of any legal proceeding arising out of or in connection with this Agreement or the services provided for herein, or arising with respect to one of the parties, including but not limited to arbitrations, bankruptcy and reorganization proceedings and appeals, the prevailing party will be entitled to recover from the other party its costs, disbursements and reasonable attorney fees as determined by the court, arbitrator or other presiding official.

19.                               Counterpart Signatures.  This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

In Witness Whereof, the parties have executed this Agreement as of the date first written above.

MEDICAL MANAGEMENT INTERNATIONAL, INC.		MWI VETERINARY SUPPLY CO.

By:	/s/ John Payne	By:	/s/ Jim Cleary
	John Payne		Jim Cleary
	Sr. Vice President - Practice Development		President & CEO

By:	/s/ Bob Rusunen	By:	/s/ Jim Ross
	Bob Rusunen		Jim Ross
	Sr. Director of Purchasing		Director - Business Development, Banfield